Investor Relations Contact:
Alan B. Catherall 770-485-2527

PRESS RELEASE

FOR IMMEDIATE RELEASE

NUMEREX NAMES NICHOLAS DAVIDGE
TO BOARD OF DIRECTORS

ATLANTA, (August 10, 2004), Numerex Corp. (NASDAQ: NMRX), a market leader in M2M data communications and interactive communications solutions, today announced the appointment of Mr. Nicholas A. Davidge to its board of directors. Mr. Davidge joins as the eighth member of the Numerex board of directors and its sixth independent member.

Mr. Davidge brings over twenty years of business ownership and senior management experience in the high technology industry to Numerex. He and his partners were responsible for the formation and growth of Davidge Data Systems whose customers included ‘bulge bracket’ investment banking firms and a major electronic trading firm. Davidge Data Systems also developed revolutionary trading and middleware platforms for major international commercial banks and financial institutions. These products were the impetus behind the eventual acquisition of the Mr. Davidge’s business by S1Corporation.

“We are very pleased to announce the addition of a distinguished and experienced technology expert to Numerex Corp’s board of directors, said Stratton Nicolaides, chairman and chief executive office. Nick’s extensive experience in the high technology industry combined with his entrepreneurial skills and solid business background makes him a valued addition to the Numerex board of directors and we look forward to his insights and guidance as we execute our growth strategy.”

After the addition of Mr. Davidge, Numerex Corp. board of directors now comprises:

Brian Beazer George Benson Nicholas Davidge Matthew Flanigan	Allan Liu Stratton Nicolaides John Raos Andrew Ryan

ABOUT NUMEREX

Numerex is a communications technology business comprised of operating subsidiaries that utilize existing wireless or cellular, Internet and cable infrastructure thereby enabling network access and information management through the deployment of proprietary software and technology. Numerex facilitates the real-time exchange of information between remote devices, people and business systems. This provides companies the ability to remotely connect, monitor, control and diagnose their field assets. The Company primarily markets and sells products and services in wireless data communications through Cellemetry®, UplinkSM, MobileGuardian®, VendView™, and digital multimedia through PowerPlay™ and IPContact™. These products and services enable customers around the globe to monitor and move information for a variety of applications from home and business security to distance learning. In addition, the Company offers wireline alarm security products and services, as well as telecommunications network operational support systems.

Visit the Numerex Web site for additional information at: www.nmrx.com
Statements contained in this press release concerning Numerex that are not historical fact are “forward-looking” statements and involve important risks and uncertainties. Such risks and uncertainties, which are detailed in Numerex’s filings with the Securities and Exchange Commission, could cause Numerex’s results to differ materially from current expectations as expressed in this press release.

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